EXECUTION COPY

AMENDED AND RESTATED
TAX SHARING AGREEMENT

     This AMENDED AND RESTATED TAX SHARING AGREEMENT (the “Agreement”) by and among Endo Pharmaceuticals Holdings Inc., a Delaware corporation (“Endo”), Endo Pharmaceuticals Inc. (f/k/a Endo Inc.), a Delaware corporation and wholly owned subsidiary of Endo (“Endo Inc.”), and Endo Pharma LLC, a Delaware limited liability company (“Endo LLC”), is entered into on this 30th day of April, 2004 and is effective as of the 17 th day of July, 2000.

     WHEREAS the members of Endo LLC have agreed to exchange the shares of common stock, par value $.01 per share, of Endo (“Endo Common Stock”) currently beneficially owned by them for membership interests of Endo LLC;

     WHEREAS under the Parent Plan certain officers and employees of Endo have been granted stock options exercisable against Endo to purchase newly issued shares of Endo Common Stock in certain circumstances;

     WHEREAS Endo and Endo Inc. entered into an Agreement and Plan of Merger with Algos Pharmaceutical Corporation, a Delaware corporation, on November 26, 1999 (as may be amended and restated from time to time, the “Merger Agreement”);

     WHEREAS in connection with the Merger, employee stock options granted or to be granted under the Parent Plan will be amended as provided in Section 5.9 of the Merger Agreement in order to provide that such options will be exercisable solely into shares of Parent Common Stock that are beneficially owned by certain holders of Parent Common Stock immediately following the Parent Recapitalization and prior to the Effective Time (such amended options, the “Endo LLC Options”);

     WHEREAS the shares of Endo Common Stock to be delivered upon exercise of the Endo LLC Options will be provided entirely by Endo LLC and not directly or indirectly by Endo or any other Endo stockholder;

     WHEREAS under the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations, rulings and other interpretations thereunder, deductible compensation expense resulting from the exercise of a Endo LLC Option by an Endo officer or employee is treated for income tax purposes as a deduction of Endo; and

     WHEREAS the parties to this Agreement wish to clarify in certain respects the intended application of this Agreement;

     NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, this Agreement is hereby being amended and restated in its entirety as follows:

ARTICLE I

PAYMENTS

     I.1 Payments to Endo LLC.

          (a) Upon the occurrence of a Liquidity Event:

               (i) Endo (or any successor entity) shall pay to Endo LLC or its designees within thirty (30) business days of such Liquidity Event the Tax Benefit Amount with respect to all previous taxable years of Endo for which Endo has filed its federal income tax return with the Internal Revenue Service;

               (ii) Endo (or any successor entity) shall pay to Endo LLC or its designees (A) within thirty (30) business days of such Liquidity Event, if such Liquidity Event occurs on or after the Financial Reporting Date with respect to the immediately prior taxable year of Endo, and (B) within fifteen (15) business days of each subsequent Financial Reporting Date, in each case, 50% of the estimated Tax Benefit Amount with respect to the immediately prior taxable year of Endo calculated consistently with Endo’s audited financial statements, to the extent such Tax Benefit Amount has not previously resulted in a payment under this Section 1.1; and

               (iii) Endo (or any successor entity) shall pay to Endo LLC or its designees within thirty (30) business days of each subsequent Annual Payment Date, the Tax Benefit Amount with respect to all previous taxable years of Endo, to the extent such Tax Benefit Amount has not previously resulted in a payment under this Section 1.1.

          (b) For purposes of this Agreement, “Liquidity Event” shall mean any transaction or series of transactions resulting in (A) a sale of greater than 20% on a fully diluted basis of the common equity of Endo, calculated by determining whether the Incremental Issuance Amount for the transaction being tested (or, if appropriate, the sum of the Incremental Issuance Amounts for each transaction in the series of transactions being tested) exceeds 20%, through (i) primary offerings by Endo, (ii) secondary sales of Endo Common Stock by Endo LLC or other holders of Endo Common Stock pursuant to a registration rights agreement or a shelf-registration statement or (iii) a combination of primary and secondary offerings described in clauses (i) and (ii) of this subsection, (B) a Change of Control or (C) a sale of all or substantially all of the assets of Endo.

          (c) For purposes of this Agreement, “Change of Control” shall mean (i) any merger, consolidation or other business combination that requires the approval of holder of Endo Common Stock, (ii) any transaction or series of transactions resulting in an acquisition by any Person (or Persons acting in concert) unrelated to Endo LLC or its Affiliates of greater than 50% of the equity of Endo measured by vote or value on a fully diluted basis or (iii) the consummation by Endo of a plan of complete liquidation or a dissolution of Endo.

          (d) For purposes of this Agreement, “Tax Benefit Amount” means the cumulative excess (if any) of (A) the Taxes that would have been payable by Endo and its Subsidiaries for all taxable periods or portions thereof after the Effective Date if none of the Endo LLC Options had been exercised over (B) the actual Taxes payable by Endo and its Subsidiaries for such periods. For the avoidance of doubt and for purposes of this Section 1(d), in order to determine the Tax Benefit Amount for any taxable period of Endo and its Subsidiaries in which a net operating loss carryforward deduction (“NOL”) is utilized, the portion of the NOL attributable to deductions resulting from the exercise of Endo LLC Options shall be treated as utilized last. By way of example, and solely for the avoidance of doubt, if Endo has a loss for tax purposes in Year 1 of $100, consisting of $65 of deductions attributable to the exercise of Endo LLC Options and $35 of deductions attributable to interest expense, and in Year 2 Endo has $40 of taxable income prior to application of the NOL, $35 of the $40 NOL applied against Year 2 income will be deemed to be attributable to the interest expense and $5 of the NOL will be deemed attributable to the exercise of the Endo LLC Options. Therefore, the Tax Benefit Amount would be the Taxes that would have been payable by Endo if its NOL in Year 2 had been only

$35. The NOL carryforward to Year 3 of $60 would then be treated as consisting entirely of deductions resulting from the exercise of the Endo LLC Options.

          (e) The parties hereby agree that no payments shall be made and no rights to any payment shall accrue to Endo LLC under this Agreement until the occurrence of a Liquidity Event, if any, and that Endo and its Subsidiaries shall not credit to an account of Endo LLC or any other Person, set aside any funds or assets, or otherwise make available to or subject to a claim of Endo LLC or any other Person any amounts hereunder until such amounts become payable to Endo LLC pursuant to Section 1.1(a) hereof.

          (f) The parties hereby agree that, notwithstanding anything herein to the contrary, (i) any payments made pursuant to this Section 1.1 shall be treated as payments described in Section 302 of the Code and shall take no position inconsistent with this treatment for any tax purpose and (ii) no amount shall be payable hereunder, and Endo LLC shall not be entitled to any payment hereunder, to the extent any such payment is not permitted under Endo’s Senior Credit Facility, unless or until such time as such payment is either permitted under the Senior Credit Facility or the Senior Credit Facility is terminated. For purposes hereof, “Senior Credit Facility” shall mean the Credit Agreement dated as of August 26, 1997, by and between Endo Pharmaceuticals Inc. and The Chase Manhattan Bank, as amended, restated, modified, renewed, refunded, replaced, or refinanced, in whole or in part, from time to time.

          (g) For purposes of this Agreement, the “Annual Payment Date” shall be the date with respect to each taxable year of Endo on which it files its federal income tax return with the Internal Revenue Service, but in no event later than the last day on which such return is due, taking into account any lawful extensions of the date on which such return is due. For the avoidance of doubt, nothing in this Agreement shall prevent Endo from taking, in its sole discretion, all such lawful extensions.

          (h) For purposes of this Agreement, the “Incremental Issuance Amount” shall equal the number of shares of common equity of Endo being issued or sold in the primary offering or secondary offering, as appropriate, divided by the number of shares of common equity of Endo issued and outstanding on a fully diluted basis immediately after such offering.

          (i) For purposes of this Agreement, the “Financial Reporting Date” shall be the date with respect to each taxable year of Endo on which it receives an opinion on its final audited financial statements from its independent auditors.

          (j) All payments made pursuant to this Agreement shall be made in U.S. dollars by wire transfer in immediately available funds.

ARTICLE II

GENERAL PROVISIONS

     II.1 Survival This Agreement shall survive until the later of (a) the close of the last taxable period of Endo or any successor to Endo in which a deduction may be allowable to Endo or its Subsidiaries or their successors as a result of or attributable to the exercise of an Option or (b) the payment by Endo or its successors of all amounts payable under Section 1.1 hereof.

     II.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to an overnight courier or when telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to Endo or Endo Inc., to:

     Endo Pharmaceuticals Holdings Inc.

     100 Painters Drive
     Chadds Ford, PA 19317
     Attn.: Carol A. Ammon
     Fax No.: (610) 558-9683

     (b) if to Endo LLC or Kelso & Company:

     Kelso & Company

     320 Park Avenue, 24 th Floor
     New York, New York 10022
     Attn.: James J. Connors, II, Esq.
     Fax No.: (212) 223-2379

     and with copies to:

     Skadden, Arps, Slate, Meagher & Flom LLP

     Four Times Square
     New York, NY 10036-6522
     Attn.: Eileen T. Nugent, Esq. and David Rievman, Esq.
     Fax No.: (212) 735-2000

     II.3 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

     II.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     II.5 Entire Agreement; No Third-Party Beneficiaries. Except for the Merger Agreement and the Mutual Confidentiality and Non-Disclosure Agreement between the parties dated October 21, 1998, this Agreement is the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     II.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ENDO, ENDO LLC OR ENDO INC. IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

     II.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     II.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

     II.9 Modifications, Supplements and Amendment. This Agreement may be modified, supplemented or amended from time to time by the parties hereto; provided that any such modification, supplement or amendment must be approved by a majority of the members of the Board of Directors of Endo who do not then (by themselves or through an Affiliate) have a financial interest in Endo LLC or otherwise have a financial interest in any payments that may be made by Endo or any successor to Endo hereunder).

     II.10 Definitions. Terms not otherwise defined herein have the meaning given such terms in the Merger Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

ENDO PHARMACEUTICALS HOLDINGS INC.
By:	/s/ CAROL A. AMMON
	Name:	Carol A. Ammon
	Title:	Chairman & Chief Executive Officer

ENDO PHARMACEUTICALS INC. f/k/a Endo Inc.
By:	/s/ Carol A. Ammon
	Name:	Carol A. Ammon
	Title:	Chairman & Chief Executive Officer

ENDO PHARMA LLC
By:	/s/ Jeffrey R. Black
	Name:	Jeffrey R. Black
	Title:	Chief Financial Officer